CBRL Group, Inc.

Contact:

Lawrence E. White

Senior Vice President,

Finance and Chief Financial Officer

615-444-5533

CBRL GROUP, INC. ANNOUNCES A NEW SHARE REPURCHASE

AUTHORIZATION FOR 1 MILLION SHARES

LEBANON, Tenn. – (July 9, 2003) – CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) today announced that it has been authorized by its Board of Directors to repurchase up to 1 million additional shares of its common stock.  Such repurchases are expected to be made from time to time in open market transactions.  The Company had approximately 48.2 million shares outstanding at the end of its latest fiscal month on June 27, 2003.

Thus far this fiscal year, the Company has repurchased 5 million shares of its common stock for total consideration of approximately $154 million, or $30.81 per share.  Since its first share repurchase authorization in fiscal 1999, the Company has repurchased just over 20.6 million shares of its common stock for total consideration of approximately $512 million, or $24.81 per share.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 480 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 96 company-operated and 16 franchised Logan’s Roadhouse restaurants in 17 states.

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